Exhibit 99.1

Texas Roadhouse, Inc. Announces Fourth Quarter 2011 Results; Board of Directors Increases Stock Repurchase Authorization to $100 million and Increases Quarterly Dividend by 12.5%

LOUISVILLE, KY. (February 21, 2012) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 52 week periods ended December 27, 2011.

	Fourth Quarter			Year to Date
($000’s)	2011	2010	% Change	2011	2010	% Change

Total revenue	276,616	244,594	13	1,109,226	1,004,993	10
Income from operations	18,210	15,734	16	95,239	90,617	5
Net income	12,297	10,060	22	63,964	58,289	10
Diluted EPS	$0.17	$0.14	28	$0.88	$0.80	11

Results for the fourth quarter included:

•                  Comparable restaurant sales increased 5.6% at all company restaurants and 5.7% at all franchise restaurants;

•                  Ten company restaurants opened;

•                  Restaurant margins, as a percentage of restaurant sales, decreased 25 basis points to 16.8%;

•                  Diluted earnings per share increased 28% to $0.17 from $0.14 in the prior year period;

•                  The Company repurchased 968,700 shares of its common stock for a total purchase price of $12.7 million.

Results for the full year included:

•                  Comparable restaurant sales increased 4.7% at all company restaurants and 4.3% at all franchise restaurants;

•                  20 company restaurants and one international franchise restaurant opened;

•                  Restaurant margins, as a percentage of restaurant sales, decreased 45 basis points to 18.1%;

•                  Diluted earnings per share increased 11% to $0.88 from $0.80 in the prior year;

•                  The Company repurchased 3,972,100 shares of its common stock for a total purchase price of $59.1 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, commented, “We are very pleased with our 2011 results and are particularly encouraged that our strong sales trends were driven largely by increased traffic.  Despite a challenging consumer environment and continued commodity cost pressures, we reported double-digit revenue and earnings per share growth in 2011, while our strong balance sheet and healthy cash flows enabled us to return $76 million of excess capital to shareholders through share repurchases and quarterly dividend payments.”

Taylor concluded, “For 2012, we have assembled a healthy pipeline of new locations and are on track to open 25 company restaurants.  Although we expect to face short-term cost pressures, we remain excited by the ongoing momentum in our top-line and will continue to focus on our long-term brand positioning and growth potential.”

Outlook for 2012

The Company reported that comparable restaurant sales for the first seven weeks of fiscal 2012 increased approximately 6.7% compared to the prior year period.  Additionally, the Company announced that it implemented a menu price increase of approximately 2.2% across its restaurants in late January.

The Company estimates that its 2012 diluted earnings per share growth will be up approximately 5% compared to 2011.  This range is based, in part, on the following assumptions:

•                  Comparable restaurant sales growth of 4% to 5%;

•                  25 company restaurant openings;

•                  Food cost inflation of approximately 8%;

•                  An income tax rate of 32.5% to 33.0%, an increase of 300 to 350 basis points from 2011 and a 5% impact on diluted earnings per share growth, due to the expiration of certain federal tax credits at the end of 2011; and

•                  Total capital expenditures of $80.0 to $85.0 million.

Stock Repurchase Authorization

The Company announced today that on February 16, 2012 its Board of Directors approved a stock repurchase program under which it authorized the Company to repurchase up to $100.0 million of its common stock.  Any repurchases will be made through open market transactions.  The Board of Directors cancelled the previous stock repurchase program, which had no expiration date and $40.9 million remaining as of December 27, 2011.

Cash Dividend Payment

On February 16, 2012, the Company’s Board of Directors authorized the payment of a cash dividend of $0.09 per share of common stock.  This payment will be distributed on March 30, 2012 to shareholders of record at the close of business on March 14, 2012 and represents an increase from the cash dividend of $0.08 per share of common stock declared each quarter in 2011.

Conference Call

The Company is hosting a conference call today, February 21, 2012, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 780-3381 or (719) 457-2631 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 7641890 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 360 restaurants system-wide in 47 states and one foreign country.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, such as food and labor, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 27, 2011	December 28, 2010	December 27, 2011	December 28, 2010

Revenue:
Restaurant sales	$274,192	$242,406	$1,099,475	$995,988
Franchise royalties and fees	2,424	2,188	9,751	9,005

Total revenue	276,616	244,594	1,109,226	1,004,993

Costs and expenses:
Restaurant operating costs:
Cost of sales	92,634	79,707	367,385	324,267
Labor	81,682	71,781	326,233	293,022
Rent	5,997	5,475	23,150	21,361
Other operating	47,742	44,052	184,073	172,893
Pre-opening	4,121	2,489	11,534	7,051
Depreciation and amortization	10,985	10,422	42,709	41,283
Impairment and closure	1,142	1,703	1,201	2,005
General and administrative	14,103	13,231	57,702	52,494

Total costs and expenses	258,406	228,860	1,013,987	914,376

Income from operations	18,210	15,734	95,239	90,617

Interest expense, net	637	595	2,413	2,673
Equity income from investments in unconsolidated affiliates	95	73	366	428

Income before taxes	17,668	15,212	93,192	88,372
Provision for income taxes	4,831	4,550	26,765	27,683

Net income including noncontrolling interests	$12,837	$10,662	$66,427	$60,689
Less: Net income attributable to noncontrolling interests	540	602	2,463	2,400
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$12,297	$10,060	$63,964	$58,289

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.18	$0.14	$0.90	$0.82
Diluted	$0.17	$0.14	$0.88	$0.80

Weighted average shares outstanding:
Basic	69,214	71,918	70,829	71,432
Diluted	70,463	73,610	72,278	72,929

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	December 27, 2011	December 28, 2010

Cash and cash equivalents	$73,731	$82,215
Other current assets	38,243	31,707
Property and equipment, net	497,217	458,983
Goodwill	110,946	111,785
Intangible assets, net	9,042	10,118
Other assets	11,491	7,993

Total assets	$740,670	$702,801

Current maturities of long-term debt and obligations under capital leases	304	274
Other current liabilities	136,068	111,784
Long-term debt and obligations under capital leases, excluding current maturities	61,601	51,906
Other liabilities	46,875	39,455
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	491,904	496,616
Noncontrolling interests	3,918	2,766

Total liabilities and equity	$740,670	$702,801

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	52 Weeks Ended
	December 27, 2011	December 28, 2010

Cash flows from operating activities:
Net income including noncontrolling interests	$66,427	$60,689
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	42,709	41,283
Share-based compensation expense	10,525	7,686
Other noncash adjustments	3,728	5,298
Change in working capital	14,118	4,952
Net cash provided by operating activities	137,507	119,908

Cash flows from investing activities:
Capital expenditures - property and equipment	(81,758)	(45,051)
Proceeds from sale of property and equipment, including insurance proceeds	188	235
Net cash used in investing activities	(81,570)	(44,816)

Cash flows from financing activities:
Proceeds (repayments) of revolving credit facility, net	10,000	(49,000)
Repurchase shares of common stock	(59,147)	—
Dividends paid	(17,012)	—
Other financing activities	1,738	9,265
Net cash used in financing activities	(64,421)	(39,735)

Net (decrease) increase in cash and cash equivalents	(8,484)	35,357
Cash and cash equivalents - beginning of year	82,215	46,858
Cash and cash equivalents - end of year	$73,731	$82,215

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Fourth Quarter		Change		Year to Date		Change
	2011	2010	vs LY		2011	2010	vs LY

Restaurant openings
Company - Texas Roadhouse	10	6	4		20	12	8
Company - Aspen Creek	0	1	(1)		0	2	(2)
Franchise - Texas Roadhouse	0	0	0		1	1	0
Total	10	7	3		21	15	6

Restaurant closures
Company - Texas Roadhouse	0	0	0		0	(1)	1
Company - Aspen Creek	0	0	0		0	0	0
Franchise - Texas Roadhouse	0	0	0		0	0	0
Total	0	0	0		0	(1)	1

Restaurants open at the end of the quarter
Company - Texas Roadhouse	291	271	20
Company - Aspen Creek	3	3	0
Franchise - Texas Roadhouse	72	71	1
Total	366	345	21

Company-owned restaurants
Restaurant sales	$274,192	$242,406	13.1%		$1,099,475	$995,988	10.4%
Store weeks	3,755	3,509	7.0%		14,573	13,803	5.6%
Comparable restaurant sales growth (1)	5.6%	3.1%			4.7%	2.4%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	5.6%	3.1%			4.8%	2.4%
Average unit volume (2)	$945	$895	5.6%		$3,917	$3,730	5.0%
Weekly sales by group (3):
Comparable restaurants (262 units)	$72,662
Average unit volume restaurants (11 units)	$72,553
Restaurants less than 6 months old (18 units)	$85,773

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.8%	32.9%	90	bps	33.4%	32.6%	86	bps
Labor	29.8%	29.6%	18	bps	29.7%	29.4%	25	bps
Rent	2.2%	2.3%	(7	)bps	2.1%	2.1%	(4	)bps
Other operating	17.4%	18.2%	(76	)bps	16.7%	17.4%	(62	)bps
Total	83.2%	82.9%	25	bps	81.9%	81.5%	45	bps

Restaurant margins (4)	16.8%	17.1%	(25	)bps	18.1%	18.5%	(45	)bps

Franchise-owned restaurants
Franchise royalties and fees	$2,424	$2,188	10.8%		$9,751	$9,005	8.3%
Store weeks	936	923	1.4%		3,709	3,630	2.2%
Comparable restaurant sales growth (1)	5.7%	2.9%			4.3%	2.5%
Average unit volume (2)	$927	$881	5.2%		$3,831	$3,715	3.1%

Pre-opening expense	$4,121	$2,489	65.6%		$11,534	$7,051	63.6%

Depreciation and amortization	$10,985	$10,422	5.4%		$42,709	$41,283	3.5%
As a % of revenue	4.0%	4.3%	(29	)bps	3.9%	4.1%	(26	)bps

General and administrative expenses	$14,103	$13,231	6.6%		$57,702	$52,494	9.9%
As a % of revenue	5.1%	5.4%	(31	)bps	5.2%	5.2%	(2	)bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open six months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(3)  Weekly sales by group (Texas Roadhouse restaurants only) includes sales from comparable restaurants, sales from average unit restaurants and sales from restaurants which were open less than six months as of the beginning of the measurement period.  Average unit volume restaurants includes sales from restaurants open less than 18 months, but more than six months, as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(4)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

Amounts may not foot due to rounding.